Exhibit 10.15
PPM Loan No. 10-03101
LOAN AGREEMENT
by and between
JACKSON NATIONAL LIFE INSURANCE COMPANY, as Lender
and
NETREIT, INC., as Borrower
Date: As of August ___, 2010
Project: 4995 Murphy Canyon Road, San Diego, California

LOAN AGREEMENT
This Agreement is made as of the date set forth on the preceding cover page by and between the Borrower and Lender described on such page.
RECITALS
A. Borrower owns the Land and the Improvements (both hereafter defined).
B. Pursuant to the Application/Commitment (hereafter defined), Borrower has applied to Lender for the Loan (hereafter defined), and Lender has agreed to make the Loan on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1. DEFINED TERMS. The following terms, together with the terms and provisions set forth on Exhibit B hereto, as used herein shall have the following meanings:
Affiliated Party: (i) if Borrower or any Affiliated Party is a general or limited partnership, the general partners thereof and any person or entity directly or indirectly controlling any general partner thereof; (ii) if Borrower or any Affiliated Party is a joint venture, its joint venture partners and any person or entity directly or indirectly controlling any joint venture partner thereof; (iii) if Borrower is a corporation or limited liability company, any person or entity directly or indirectly controlling Borrower; (iv) each Indemnitor.
Agreement: This Loan Agreement, as originally executed or as may be hereafter supplemented or amended from time to time in writing.
Application/Commitment: The meaning set forth on Exhibit B attached hereto and incorporated herein by reference.
Appraisal: An appraisal prepared by a member of a national appraisal organization that has adopted the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Standards Board of the Appraisal Foundation. The appraiser shall use assumptions and limiting conditions established by Lender, and the appraisal shall be in conformity with Lender’s appraisal guidelines and the requirements of the Application/Commitment.
Borrower: The meaning set forth on Exhibit B attached hereto and incorporated herein by reference.
Building Laws: All federal, state and local laws, statutes, regulations, codes, ordinances, orders, rules and requirements applicable to the development, construction, use, operation, management and maintenance of the Project, including without limitation, all access, building, zoning, planning, subdivision, fire, traffic, safety, health, labor, discrimination, Hazardous Materials Laws, shoreline, flood plain laws, regulations and ordinances, including, without limitation, all applicable requirements of the Fair Housing Act of 1988, as amended, the Americans with Disabilities Act of 1990, as amended, and all orders or decrees of any court adopted or enacted with respect thereto applicable to the Project, as any of the same may from time to time be amended, modified or supplemented.

Cash Collateral Account: The meaning set forth in Section 8.3 of this Agreement.
Consenting Party: Each person required to execute a consent to any assignment of Service Agreements or Permits.
Default: Any event which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default (as such term is defined in Section 7.1 of this Agreement).
Default Rate: The default interest rate specified in the Note.
Environmental Indemnity Agreement: The Environmental Indemnity Agreement described in Section 2.2 of this Agreement, executed by Borrower and Indemnitor, as originally executed or as may be hereafter supplemented or amended from time to time in writing.
Environmental Report: The meaning set forth on Exhibit B attached hereto and incorporated herein by reference.
Escrow Account: The meaning set forth in Section 3.1(a) of this Agreement.
Executive Order and Patriot Act: Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and Public Law 107-56, known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”).
ERISA: Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.
Event of Default: The meaning set forth in Section 7.1 of this Agreement.
Foreclosure Conveyance: Any conveyance of the Project by foreclosure of the Security Instrument, exercise of a power of sale under the Security Instrument or conveyance in lieu of foreclosure.
Governmental Approvals: All consents, licenses and permits and all other authorizations or approvals relating to the use and operation of the Project.
Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.
Loan Agreement

Hazardous Materials: (i) Any substance, material, waste, solid, liquid, gas, odor or form of energy, from whatever source, that is subject to or regulated by any current or future Hazardous Materials Law; (ii) those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant” or “solid waste” in any Hazardous Materials Law; (iii) mold, fungi or other similar substance, and (iv) more specifically, but not by way of limitation, (a) any substance now or in the future designated pursuant to Section 311(b)(2)(A) of the Clean Water Act, as amended, 33 U.S.C. 1321(b)(2)(A); (b) any toxic pollutant listed under Section 307(a) of the Clean Water Act, 33 U.S.C. 1317; (c) any “hazardous substance” or “pollutant or contaminant” as defined in Sections 101(14) and 101(33) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601(14) & 9601(33); (d) any element, compound, mixture, solution or substance designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9602; (e) petroleum, including crude oil or any fraction thereof; (f) any hazardous waste having the characteristics identified under or listed pursuant to the Solid Waste Disposal Act, as amended, 42 U.S.C. 6921 et seq.; (g) any material defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (h) any hazardous air pollutant listed under Section 112 of the Clean Air Act, 42 U.S.C. 7412; (i) and any imminently hazardous chemical substance or mixture for which the Administrator of the Environmental Protection Agency has taken action pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. 2606; (j) any substance, the presence of which causes or threatens to cause a nuisance on the Project or a nuisance or trespass to real estate in the vicinity of the Project; (k) polychlorinated biphenyls; (l) underground storage tanks; (m) asbestos and asbestos containing materials (whether friable or non friable); (n) atmospheric radon at indoor concentrations exceeding 4 picoCuries per cubic liter; and (o) urea formaldehyde and related substances. Notwithstanding the foregoing, the term “Hazardous Materials” does not include (A) a substance used in the cleaning and maintenance of the Project, if the quantity and manner of its use are customary, prudent, and do not violate applicable Laws, or (B) automotive motor oil in immaterial quantities, if leaked from vehicles in the ordinary course of the operation of the Project and cleaned up in accordance with reasonable property management procedures and in a manner that violates no applicable Laws.
Hazardous Materials Claims: Any and all investigation, enforcement, cleanup, removal, assessment, remedial or other governmental or regulatory action, agreement or order threatened, instituted or completed pursuant to any Hazardous Materials Law, together with any and all claims made or threatened by any governmental entity or other third party against Borrower, Lender or the Project, for indemnification, damage, contribution, cost recovery, compensation, loss or injury resulting from any actual, proposed or threatened use, storage, holding, existence, release (including any spilling, leaking, pumping, pouring, emitting, emptying, dumping, disposing into the environment and the continuing migration into or through soil, surface water, or groundwater), emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation to or from the Project of any Hazardous Materials, including, without limitation, the movement or migration of any Hazardous Material from surrounding property or groundwater in, into or onto the Project and any residual Hazardous Material contamination on or under the Project.
Loan Agreement

Hazardous Materials Laws: Any federal, state or local statute, regulation, rule, code, ordinance, common law or requirement of any governmental or quasi governmental authority regulating, relating to, or imposing obligations, liability, or standards of conduct concerning pollution, natural resources, wetlands, protection of human health, protection of the environment, industrial hygiene, Hazardous Materials (as defined herein), the manufacture, production, processing, distribution, use, treatment, storage, discharge, disposal, transport or handling of Hazardous Materials or the environmental conditions on, under or about the Project. The term “Hazardous Materials Laws” shall include, without limitation, any common law of nuisance or trespass, any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including without limitation, ambient air, indoor air, surface water, groundwater, land surface or subsurface strata).
Improvements: The meaning set forth on Exhibit B attached hereto and incorporated herein by reference.
Include or including: Including but not limited to.
Indemnification Agreement: The Indemnification Agreement described in Section 2.2 of this Agreement, executed by Indemnitor, as originally executed or as may be hereafter supplemented or amended from time to time in writing.
Indemnified Parties: The meaning set forth in Section 3.19 of this Agreement.
Indemnitor: The meaning set forth on Exhibit B attached hereto and incorporated herein by reference.
Internal Revenue Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder from time to time.
Land: The land legally described in Exhibit A hereto.
Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction, as any of the same may from time to time be amended, modified or supplemented.
Lender: Jackson National Life Insurance Company, an affiliate of PPM Finance, Inc., and PPM Finance, Inc., on behalf of and acting as the investment advisor and authorized representative for the Lender.
LLC: The meaning set forth in Section 3.20(c) of this Agreement.
Loan: The meaning set forth on Exhibit B attached hereto and incorporated herein by reference.
Loan Documents: This Agreement, the Environmental Indemnity, the Indemnification Agreement, the Security Instrument, the Note, the other documents and instruments listed in Section 2.2 of this Agreement, and all other documents and instruments given to Lender from time to time in connection with or to secure the Loan, as originally executed or as any of the same may be hereafter supplemented or amended from time to time, in writing.
Loan Agreement

Loan Fees: The meaning set forth in Section 3.24 of this Agreement.
Loan Maturity: Maturity Date (as defined in the Note).
Loan Opening Date: The date of the disbursement of the Loan.
Mortgage Correspondent: As of the Loan Opening Date, the Mortgage Correspondent is the group that will service the Loan for Lender post-closing and has the meaning set forth on Exhibit B attached hereto and incorporated herein by reference.
Note: The mortgage note described in Section 2.2 of this Agreement, as originally executed or as may be hereafter supplemented or amended from time to time in writing.
Permits: All building permits, governmental permits, licenses, variances, conditional or special use permits, and other authorizations now or hereafter issued in connection with the construction, development ownership, operation or use of the Project, to the fullest extent that the same or any interest therein may be legally assigned by Borrower, together with any use permits or licenses issued to any tenant or other user of the Project (to the extent that Borrower has an interest in such permit or license).
Permitted Exceptions: (i) The lien of taxes and assessments not yet due and payable and (ii) those matters of public record listed as special exceptions in the Lender’s title insurance policy insuring the priority of the Security Instrument.
PPM Finance, Inc.: The investment advisor and authorized representative and affiliate of Lender.
Proceedings The meaning set forth in Section 9.14 of this Agreement.
Project: The meaning set forth on Exhibit B attached hereto and incorporated herein by reference.
Qualified Property Manager: Either (i) a financially sound, professional property management company, experienced in managing properties similar in type and quality to the Project, and which is one of the top three institutional property management companies in the real estate market where the Project is located, based on the square footage of space under its management or (ii) another property management company approved in writing by the Lender.
Real Property: That portion of the Project constituting real property.
Recourse Events: The meaning set forth in Section 9.18 of this Agreement.
Loan Agreement

Rent Roll: The meaning set forth in Section 4.5 of this Agreement.
Security Instrument: The Deed of Trust, Mortgage, Security Deed, Deed To Secure Debt or similar instrument described in Section 2.2 of this Agreement, as originally executed or as may be hereafter supplemented or amended from time to time in writing.
Service Agreements: (i) all agreements heretofore or hereafter entered into relating to the construction, ownership, operation or use of the Project; (ii) any and all present and future amendments, modifications, supplements, and addenda to any of the items described in clause (i), above; and (iii) any and all guarantees, warranties and other undertakings (including payment and performance bonds) heretofore or hereafter entered into or delivered with respect to any of the items described in clause (i), above.
Single-Member LLC: The meaning set forth in Section 3.20(c) of this Agreement.
Special Member: The meaning set forth in Section 3.20(c) of this Agreement.
Title Insurer: The meaning set forth on Exhibit B attached hereto and incorporated herein by reference.
Defined terms may be used in the singular or the plural. When used in the singular preceded by “a,” “an,” or “any,” such term shall be taken to indicate one or more members of the relevant class. When used in the plural, such term shall be taken to indicate all members of the relevant class.
2. TERMS OF LOAN AND DOCUMENTS.
2.1 Agreement to Borrow and Lend. Subject to all of the terms, provisions and conditions set forth in this Agreement, Lender agrees to make and Borrower agrees to accept the Loan. Borrower agrees to pay all indebtedness evidenced and secured by the Loan Documents in accordance with the terms thereof.
2.2 Loan Documents. In consideration of Lender’s entry into this Agreement and Lender’s agreement to make the Loan, Borrower agrees that it will, in sufficient time for review by Lender and its counsel prior to the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents and instruments in form and substance acceptable to Lender:
(a) A mortgage note (the “Note”) as described on Exhibit B attached hereto and incorporated herein for all purposes;
(b) A first deed of trust (the “Security Instrument”) on Borrower’s fee simple estate in the Project securing the Note, subject only to the Permitted Exceptions;
(c) An assignment to Lender of all rents, income, issues and profits of, and all leases, licenses, concessions and other similar agreements relating to or connected with the Project which shall be a present first priority absolute assignment of all present and future leases of all or any part of the Project, all guarantees thereof and all rents and other sums payable thereunder;
Loan Agreement

(d) A security agreement granting Lender a security interest in all personal property, tangible and intangible, owned or hereafter acquired by Borrower and relating to operation or maintenance of the Project, including bank accounts, accounts receivable, all escrow, impound or reserve accounts required in the Loan Documents, and other intangible property, which agreement may be combined with the Security Instrument;
(e) Uniform Commercial Code financing statements, in duplicate, naming Borrower as debtor and Lender as secured party with respect to all of the personal property;
(f) An indemnity agreement with respect to certain matters including environmental covenants (the “Environmental Indemnity”);
(g) An indemnity agreement with respect to certain matters excluded from the non-recourse provisions of the Loan Documents, executed by Indemnitor (the “Indemnification Agreement”);
(h) If a portion of the Loan proceeds shall be utilized by Borrower to purchase the Project, a final settlement statement executed by the seller at the Loan Opening Date; and
(i) Such other papers and documents as may be required by the Application/Commitment or this Agreement or as Lender may reasonably require.
2.3 Terms of the Loan. The Loan will bear interest for the period and at the rate or rates set forth in the Note, and be payable in accordance with the terms of the Note. The outstanding principal balance, all accrued and unpaid interest and all other sums due and payable under the Note or other Loan Documents, if not sooner paid, shall be paid in full at Loan Maturity.
2.4 Prepayments. Borrower shall have no right to make prepayments of the Loan in whole except in accordance with the terms of the Note.
2.5 Conditions to Disbursement. Borrower agrees to perform and satisfy all conditions precedent to the disbursement of the Loan set forth in the Application/Commitment, including those set forth in Sections 2.4 (Third Party Reports) and 3 (The Closing) thereof.
2.6 Sources and Uses. Borrower shall use the proceeds of the Loan solely for the purposes agreed to in writing by and between Lender and Borrower, and in all events, the description of such proceeds shall be accurately set forth in the settlement statement executed by Borrower at the Loan Opening Date. The sources and uses statement must be in substantial accordance with the sources and uses statement attached to the Application/Commitment and updated prior to closing.
Loan Agreement

3. BORROWER’S COVENANTS. Borrower further covenants and agrees with Lender as follows:
3.1 Escrow Deposits.
(a) Borrower shall deposit monthly with Lender or its Mortgage Correspondent a sum equal to one-twelfth (1/12th) of the amount estimated by Lender or its Mortgage Correspondent to be required to pay, at least thirty (30) days prior to their respective due dates, annual property taxes, assessments, ground rent and insurance premiums for the Project (the “Escrow Account”). Lender shall not pay interest on or segregate the Escrow Account unless required to do so under applicable Laws. If Lender is required to segregate the Escrow Account, Borrower shall (1) execute such documents as Lender, in its sole discretion, deems necessary to perfect its security interest in the Escrow Account and (2) pay the costs of setting-up and maintaining the Escrow Account. At closing, Lender will determine the amount of the initial deposit that must be made by the Borrower to the Escrow Account at closing; and
(b) The Escrow Account is hereby pledged as additional security for the Loan and shall be held to be irrevocably applied for the purposes for which made hereunder and shall not be subject to the direction or control of Borrower; provided, however, that neither Lender, Mortgage Correspondent nor any depository holding such funds shall be liable for any failure to apply to the payment of taxes, assessments, ground rent or insurance premiums any amount so deposited unless: (i) Borrower shall have requested Lender, Mortgage Correspondent or said depository in writing to make application of such funds to the payment of the particular taxes, assessments, ground rent or insurance premiums as the case may be, accompanied by the bills therefor, (ii) there shall exist no Default or Event of Default hereunder or under any of the Loan Documents, (iii) there are sufficient funds in the Escrow Account to pay the particular taxes, assessments, ground rent or insurance premiums, and (iv) following payment of such taxes, assessments, ground rent or insurance premiums, the Escrow Account will be “in balance” in the reasonable opinion of Lender.
3.2 Payment of Taxes. Borrower shall pay all real estate taxes, assessments and charges of every kind upon the Project before the same become delinquent and, upon request of Lender, Borrower shall furnish Lender evidence of such payment; provided, however, that Borrower shall have the right to pay any such tax, assessment or charge under protest or to otherwise contest any such tax, assessment or charge but only if (i) such contest has the effect of preventing the collection of such tax, assessment or charge so contested and also preventing the sale or forfeiture of the Project or any part thereof or any interest therein, (ii) Borrower has notified Lender in writing in advance of its intent to contest such tax, assessment or charge, and (iii) Borrower has deposited security in form and amount satisfactory to Lender, in its sole judgment, and increases the amount of such security so deposited promptly after Lender’s request therefor. If Borrower shall fail to commence such contest or, having commenced such contest, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay the tax, assessment or charge so contested, Lender may at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note), and shall bear interest from the date expended at the Default Rate and be payable with such interest upon demand. Lender in making any payment hereby authorized relating to any tax, assessment or charge, may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, charge, sale, forfeiture, tax lien or title or claim thereof.
Loan Agreement

3.3 Maintenance of Insurance.
(a) Insurance Coverage Requirements: Borrower shall maintain insurance coverage as contained in the Application/Commitment and as attached hereto and made a part hereof as Exhibit E.
(b) No Other Insurance. Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless Lender is included thereon under a standard, non-contributory Lender clause acceptable to Lender. Borrower shall immediately notify Lender whenever any such separate insurance is taken out and shall promptly deliver to Lender the original policy or policies of such insurance.
(c) Lender’s Right to Obtain Insurance: Notwithstanding this Section 3.3, upon an Event of Default under this Agreement or a Default under any of the other Loan Documents, Lender or Mortgage Correspondent shall have the right (but not the obligation) to place and maintain insurance required to be placed and maintained by Borrower hereunder, and use funds on deposit in the Escrow Account for the payment of insurance to pay for same. Any additional amounts expended therefor shall constitute additional disbursements of Loan proceeds (even if the total amount of disbursements would exceed the face amount of the Note), and shall bear interest from the date expended at the Default Rate and be payable together with such interest upon demand.
3.4 Mechanics’ Liens and Contest Thereof. Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Project and will promptly discharge the same if any claims for lien or any proceedings for the enforcement thereof are filed or commenced; provided, however, that Borrower shall have the right to contest in good faith and with due diligence the validity of any such lien or claim upon furnishing to the Title Insurer such security or indemnity as it may require to induce the Title Insurer to insure against all such claims, liens or proceedings; and provided further that Lender will not be required to make any further disbursements of the Loan proceeds unless (a) any mechanics’ lien claims shown by any title insurance commitments or interim binders or certifications have been released or insured against by the Title Insurer, or (b) Borrower shall have provided Lender with such other security with respect to such claim as may be acceptable to Lender, in its sole discretion.
Loan Agreement

3.5 Settlement of Mechanics’ Lien Claims. If Borrower shall fail promptly to discharge any mechanics’ lien claim filed or otherwise asserted or to contest any such claims and give security or indemnity in the manner provided in Section 3.4 hereof, or, having commenced to contest the same, and having given such security or indemnity, shall thereafter fail to prosecute such contest in good faith or with due diligence, or fail to maintain such indemnity or security so required by the Title Insurer for its full amount, or, upon adverse conclusion of any such contest, shall fail to cause any judgment or decree to be satisfied and lien to be promptly released, then, and in any such event, Lender may, at its election (but shall not be required to): (i) procure the release and discharge of any such claim and any judgment or decree thereon, without inquiring into or investigating the amount, validity or enforceability of such lien or claim, and (ii) effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Insurer, and any amounts expended by Lender in doing so, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note), and shall bear interest from the date expended at the Default Rate and be payable together with such interest upon demand.
3.6 Maintenance, Repair and Restoration of Improvements. Borrower shall (i) promptly repair, restore or rebuild any Improvements which may become damaged or be destroyed; and (ii) keep the Improvements in good condition and repair, without waste.
3.7 Leases and Lease Reports. Except as set forth on Exhibit B, Borrower shall not enter into, modify, amend, waive any material provision of, terminate or cancel any lease(s) of space in the Project without the prior written consent of Lender. Borrower shall submit each and every proposed lease to Lender and Mortgage Correspondent for their prior written consent. All lessees shall be required, at Lender’s election, to execute estoppel certificates and subordination, non-disturbance and attornment agreements in form and substance satisfactory to Lender. Within thirty (30) days following the end of each year, except for multifamily properties, Borrower shall deliver to Lender and Mortgage Correspondent a report showing the status of the leasing of space in the Project certified by Borrower. Such report shall include information on the amount of space covered by any letters of intent, leases out for execution, and fully executed leases; the rental amount under each lease agreement or proposed lease agreement; the term of each lease agreement; and a summary of any terms which vary from the standard form of lease, if applicable, previously approved by Lender. Except as set forth on Exhibit B, any new lease, modification, amendment, waiver of any material provision, termination or cancellation of any lease of space in the Project without the prior written consent of Lender shall be deemed by Lender in its sole discretion, as an Event of Default.
3.8 Compliance With Laws. Borrower shall promptly comply with all applicable Laws of any Governmental Authority having jurisdiction over Borrower or the Project, and shall take all actions necessary to bring the Project into compliance with all applicable Laws, including without limitation all Building Laws (whether now existing or hereafter enacted). Borrower shall immediately notify Lender if Borrower receives any actual notice, action or lien notice or otherwise becomes aware that the Project violates or is alleged to violate any Building Law, and of a condition or situation on the Project which will constitute violation of a Building Law (whether now existing or hereafter enacted). The notice to Lender shall describe with particularity the Building Law violation and the Borrower’s plan to promptly correct the violation. At its own cost, Borrower will take all actions necessary to bring the Project into compliance with all applicable Laws (whether now existing or hereafter enacted).
Loan Agreement

3.9 Alterations/New Improvements. Without the prior written consent of Lender, Borrower shall not (1) make any material alterations to the Project (other than completion of tenant work required in accordance with leases entered into in accordance with the terms of this Agreement) or (2) construct any new Improvements of any kind on the Land.
3.10 Personal Property. (i) All of Borrower’s personal property, fixtures, furnishings, furniture, attachments and equipment located on or used in connection with the Project, shall always be located at the Project and shall also be kept free and clear of all chattel mortgages, conditional vendor’s liens and all other liens, encumbrances and security interests of any kind whatever, (ii) Borrower will be the absolute owner of said personal property, fixtures, furnishings, furniture, attachments and equipment, and (iii) Borrower shall, from time to time, furnish Lender with evidence of such ownership satisfactory to Lender, including searches of applicable public records.
3.11 Prohibition against Cash Distributions and Application of Cash Flow. Borrower shall first apply all cash flow from the Project to pay Project expenses, including amounts due to Lender pursuant to the Loan Documents. No cash flow from the Project shall be distributed to any partners, principals, members or shareholders of Borrower or applied to the payment of any obligations, debts or expenses not related to the Project if an Event of Default has occurred or if there is a reasonable likelihood that such money will be necessary for capital expenditures that are required to prevent a material decrease in the value of the Project, the operation of the Project or the payment of principal and interest due in connection with the Loan within ninety (90) days following any contemplated cash flow distribution.
3.12 Inspection by Lender. Borrower will cooperate (and will cause the property manager to cooperate) with Lender in arranging for inspections of the Project from time to time by Lender and its agents and representatives.
3.13 Furnishing Information. Borrower shall deliver or cause to be delivered to Lender and Mortgage Correspondent 1) annual financial statements for Borrower (and for the Project if it is not the only asset owned by Borrower); 2) annual financial statements for Indemnitor; and 3) annual tenant sales for any tenant where tenant sales are required under the terms of the lease or any amendment or modification thereto, in each of the foregoing cases as soon as available and in all events no later than ninety (90) days after the close of each fiscal year of Borrower and Indemnitor (as applicable). Annual financial statements of Borrower and the Project shall include a current rent roll for the Project to be submitted within ninety (90) days after the end of Borrower’s fiscal year. Lender shall have the right to require that the Borrower provide quarterly financial statements and rent rolls (including aged delinquency reports) at any time during the Loan term.
Notwithstanding the foregoing requirement at Section 3.13(3), if Borrower or Indemnitor have any ownership interest in (whether direct or indirect) or are under common control or related entities with any tenant, then and in that case, regardless of the requirements under the lease, or any amendment or modification thereto, Borrower shall deliver or cause to be delivered annual tenant financial statements and tenant sales, if applicable, as required above.
Loan Agreement

On the occurrence of an Event of Default, Borrower and Indemnitor shall promptly provide Lender and Mortgage Correspondent with such additional financial reports and such additional financial information as Lender may require. If an Event of Default has occurred, or Lender reasonably believes that previously provided financial statements are inaccurate, the annual statements shall be audited by certified public accountants acceptable to Lender and prepared in accordance with generally accepted accounting principles. Borrower shall also furnish a current operating statement for the Project (including a rent roll if there are any leases of the Project or any part thereof), at the time it delivers its financial statements. Additionally, Borrower and Indemnitor will:
(a) promptly supply Lender and Mortgage Correspondent with such information concerning Borrower’s and Indemnitor’s respective affairs relating to the Project as Lender may hereafter request from time to time;
(b) at any time during regular business hours permit Lender, Mortgage Correspondent or any of its agents or representatives to have access to and examine all of its books and records regarding the development and operation of the Project;
(c) permit Lender and Mortgage Correspondent to copy and make abstracts from any and all of such books and records;
(d) immediately notify Lender and Mortgage Correspondent if Borrower receives any actual notice, action or lien notice or otherwise becomes aware that the Project violates or is alleged to violate any Building Law, or of a condition or situation on the Project which will constitute violation of a Building Law (whether now existing or hereafter enacted). The notice to Lender shall describe with particularity the Building Law violation and the Borrower’s plan to promptly correct the violation; and
(e) promptly furnish to Lender and Mortgage Correspondent copies of all (a) filings by it with the government securities commission or any national securities exchange, (b) mailings by it to its shareholders, (c) reports furnished by it to rating agencies and relating to its outstanding commercial paper, (d) information generally supplied by it in writing to security analysts, and (e) other information concerning Borrower as is reasonably requested from time to time by Lender.
3.14 Documents of Further Assurance. Borrower shall, from time to time, upon Lender’s request, execute, deliver, record and furnish such documents as Lender may reasonably deem necessary or desirable to: (i) perfect and maintain perfected as valid liens upon the Project, the liens granted by Borrower to Lender under the Security Instrument and the collateral assignments and other security interests under the other Loan Documents as contemplated by this Agreement, (ii) correct any errors of a typographical nature or inconsistencies which may be contained in any of the Loan Documents, and (iii) consummate fully the transaction contemplated under this Agreement.
3.15 Furnishing Reports. Borrower shall provide Lender and Mortgage Correspondent promptly after receipt with copies of all inspections, reports, test results and other information received by Borrower from time to time from its employees, agents, representatives, architects and engineers, which in any way relate to the Project, or any part thereof.
3.16 Operation of Project and Zoning. As long as any portion of the Loan remains outstanding, the Project shall be operated in a first-class manner as described on Exhibit B attached hereto. Borrower shall fully and faithfully perform all of its covenants, agreements and obligations under each of the leases of space in the Project. Borrower shall not initiate or acquiesce in a zoning variation or reclassification without Lender’s consent.
Loan Agreement

3.17 Management Agents’ and Brokers’ Contracts. Borrower shall not enter into, modify, amend, waive any material provision of, terminate or cancel any management agreement for the Project without the prior written approval of Lender. If, in the ordinary course of business, Borrower shall enter into, modify, amend, waive any provision of, terminate or cancel any contracts or agreements (other than property management agreements) with leasing agents or brokers, Borrower shall notify Lender within ten (10) days after such action.
3.18 Furnishing Notices. Borrower shall deliver to Lender and Mortgage Correspondent copies of all material notices received or given by Borrower (or its agents or representatives) in connection with the Project.
3.19 Indemnification. Borrower shall indemnify, defend and hold Lender, Mortgage Correspondent and their respective directors, officers, members, shareholders, employees, agents contractors, licensees, invitees, successors and assigns (collectively, “Indemnified Parties”) harmless from and against all claims, injury, damage, loss, costs (including reasonable attorney fees and costs) and liability of any and every kind incurred by Indemnified Parties by reason of: (i) the operation or maintenance of the project or any construction at the project; (ii) the payment of any brokerage commissions or fees of any kind with respect to the Application/Commitment or the Loan, and for any reasonable legal fees or expenses incurred by Lender in connection with any claims for such commissions or fees; (iii) any other action or inaction by, or matter which is the responsibility of, Borrower; (iv) the breach of any representation or warranty or failure to fulfill any of Borrower’s obligations under this Agreement or any other Loan Document; (v) any default that occurs, including an Event of Default; and (vi) the death or incapacity of any Indemnitor or any other individual(s) having direct or indirect management or control over the Project and/or Borrower. The foregoing indemnity shall include the cost of all alterations, repairs and replacements to the Project (including without limitation architectural, engineering, legal and accounting costs), all fines, fees and penalties, and all legal and other expenses (including reasonable attorney fees), incurred in connection with the Project being in violation of Building Laws and for the cost of collection of the sums due under this indemnity, whether or not Borrower is in possession of the Project. If Lender shall become the owner of or acquire an interest in or rights to the Project by a Foreclosure Conveyance, the foregoing indemnification obligation shall survive such Foreclosure Conveyance. Notwithstanding anything in this Agreement to the contrary, the indemnity provided under this Section 3.19 will not apply to any liability, loss, cost, expense or damage (including reasonable attorney fees) to the extent that they solely result from the gross negligence, willful misconduct or bad faith of Lender.
Loan Agreement

3.20 Organizational Documents.
(a) Without the prior written consent of Lender and except as permitted under Section 6.3, Borrower shall not permit or suffer any of the following (as applicable): (i) if Borrower is a partnership or joint venture, it shall not permit nor suffer any amendment or modification of its partnership or joint venture agreement, and shall not permit or suffer the admission of any new partner or venturer; (ii) if Borrower is a corporation, it shall not permit nor suffer any amendment or modification of its articles of incorporation or by-laws, and shall not permit or suffer the admission of any new shareholder; (iii) if Borrower is a limited liability company, it shall not permit nor suffer any amendment or modification of its member control agreement or operating agreement, and shall not permit or suffer the admission of any new member; and (iv) if Borrower is a trust, it shall not permit nor suffer any amendment or modification of its trust agreement, and shall not permit or suffer the admission of any new trustee or beneficiary.
(b) Borrower will continuously maintain its existence and its rights to do business in the state where the Project is located together with its franchises and trade names.
(c) If Borrower, or any of its general partners is a limited liability company with only one member (a “Single-Member LLC”), then such Single-Member LLC must be duly organized and in good standing under the laws of the state of Delaware (or another jurisdiction satisfactory to Lender in its sole discretion), and shall maintain in effect an operating agreement or other operative entity document that provides for the continued existence of Borrower (or such general partner) in the event of the death, dissolution, resignation, bankruptcy or other legal incapacity of its single member (so that the Single-Member LLC will continue to exist notwithstanding such event).
3.21 Publicity. During the term of the Loan, Lender and Mortgage Correspondent may issue or publish releases or announcements stating that the financing for the Project is being provided by Lender to Borrower, and Borrower hereby consents thereto. If any such release or announcement shall include detailed information about Borrower, Lender shall provide Borrower with advance notice of any release or announcement and Borrower shall have an opportunity to review such information and correct any misstatements or information that may be inconsistent with Borrower’s financial statements or disclosure statements.
3.22 Lender’s Attorney Fees and Expenses. If at any time hereafter prior to repayment of the Loan in full, Lender employs counsel for advice or other representation (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted and, if such suit is filed or legal proceedings instituted, through all administrative, trial, and appellate levels) with respect to the Loan, the Project or any part thereof, this Agreement or any of the Loan Documents (expressly excluding, however, legal fees incurred by Lender in any general audit of Lender’s loan portfolio, but expressly including, without limitation, any proposed or actual restructuring of the Loan, or to protect, collect, lease, sell, take possession of, or liquidate any of the Project, or to attempt to enforce any security interest or lien on any of the Project, or to enforce any rights of Lender or any of Borrower’s obligations hereunder or those of any other person, firm or corporation which may be obligated to Lender by virtue of this Agreement or any other agreement, instrument or document heretofore or hereafter delivered to Lender by or for the benefit of Borrower, or to analyze and respond to any request for consent or approval made by Borrower), then, in any such event, all of the reasonable attorney fees and expenses arising from such services, and all expenses, costs and charges relating thereto, shall bear interest from the date expended at the Default Rate and shall be paid by Borrower on demand and if Borrower fails to pay such fees, costs and expenses payment thereof by Lender shall be deemed to constitute disbursement of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note) and shall constitute additional indebtedness of Borrower to Lender, payable on demand and secured by the Security Instrument and other Loan Documents.
Loan Agreement

3.23 Loan Expenses. Borrower agrees to pay all expenses of the Loan, including all amounts payable pursuant to Section 3.24 of this Agreement, and also including all recording charges, title insurance charges, costs of surveys, costs for certified copies of instruments, escrow charges, fees, expenses and charges of architectural/engineering consultants of Lender, fees and expenses of Lender’s attorneys, and all costs and expenses incurred by Lender in connection with the determination of whether Borrower has performed the obligations undertaken by Borrower under this Agreement or has satisfied any conditions precedent to the obligations of Lender under this Agreement. All such expenses, charges, costs and fees shall be the Borrower’s obligation regardless of whether the Loan is disbursed in whole or in part unless such failure to disburse is due to Lender’s wrongful failure to disburse hereunder. Any and all advances or payments made by Lender under this Agreement from time to time, or for fees of architectural and engineering consultants and attorney fees and expenses, if any, and all other Loan expenses shall, as and when advanced or incurred by Lender, constitute additional indebtedness evidenced by the Note and secured by the Security Instrument and the other Loan Documents to the same extent and effect as if the terms and provisions of this Agreement were set forth therein, whether or not the aggregate of such indebtedness shall exceed the aggregate face amount of the Note.
3.24 Loan Fees. Borrower agrees to pay the loan fees (“Loan Fees”) as are set forth in the Application/Commitment, subject to the terms and conditions set forth therein. Borrower shall pay all Loan Fees at the times set forth in the Application/Commitment and shall pay all expenses incurred by Lender at the Loan Opening Date and on demand at such subsequent times as Lender may determine, including administrative fees and expenses in connection with any modification of any of the terms of the Loan, and including any administrative costs or out-of-pocket fees and expenses (including without limitation fees and expenses of any attorneys, accountants or consultants engaged by Lender) as a result of the death or incapacity of any Indemnitor or any other individual(s) having direct or indirect management or control over the Project and/or Borrower. Lender may require the payment of such fees and expenses as a condition to the disbursement of the Loan.
3.25 No Additional Debt. Borrower shall not, without the prior written consent of Lender, incur any indebtedness (whether personal or nonrecourse, secured or unsecured) in connection with the Project, other than customary trade payables paid within sixty (60) days after they are incurred.
Loan Agreement

3.26 Service Agreements and Permits.
(a) Borrower hereby assigns, grants, conveys and transfers to Lender, as security for the timely payment and performance by Borrower of all of its obligations under the Loan Documents and all other obligations of Borrower which are secured by the Security Instrument, all of Borrower’s rights, titles, interests, privileges, benefits and remedies in, to and under (i) all Service Agreements and any and all present and future amendments, modifications, supplements, and addenda thereto, and (ii) Permits to the fullest extent that the same or any interest therein may be legally assigned by Borrower. By its funding of the Loan and so long as an Event of Default shall not have occurred and be continuing under this Agreement, Lender hereby grants to Borrower a revocable license to enforce the Service Agreements, and to utilize all of the Permits and the trade names, trademarks and logos necessary for the ownership and operation of the Project.
(b) Borrower shall at all times faithfully abide by, perform and discharge each of its obligations under the Service Agreements and the Permits, diligently enforce its rights in, under and to the Service Agreements and the Permits, unless otherwise directed by Lender in writing, and shall, at Borrower’s sole cost and expense, appear in and defend Lender in any action or proceeding in any way connected with any of the Service Agreements or Permits, and shall pay all reasonable costs and expenses, including, without limitation, attorneys’ fees, which Lender may incur in connection with Lender’s appearance, voluntarily or otherwise, in any such action or proceeding.
3.27 Project Management. The Real Property shall be managed at all times by Borrower, by Indemnitors or by a Qualified Property Manager. Borrower shall cause each property manager to execute an agreement acceptable to Lender conditionally assigning such manager’s property management agreement to Lender and subordinating manager’s right to receive fees and expenses under such agreement while any sums payable to Lender remain outstanding under the Loan Documents.
3.28 Intentionally Deleted.
3.29 Death or Legal Incapacity of Individual Indemnitor. Upon the death or legal incapacity of any Indemnitor which is a natural person, Borrower shall promptly a) notify Lender of such death or incapacity of any Indemnitor and b) cause an Indemnification Agreement, in the same form as executed and delivered to Lender by such Indemnitor pursuant to Section 2.2(g) as of the date of this Agreement, to be executed and delivered to and for the benefit of Lender by a substitute Indemnitor (“Substitute Indemnitor”) satisfactory to Lender in Lender’s sole discretion. Failure of Borrower to provide such notice and agreement shall constitute a default under the Loan Documents.
In connection with Lender’s consideration for approval of a proposed Substitute Indemnitor, Borrower shall cause such proposed Substitute Indemnitor to deliver to Lender a current financial statement, certified as correct by Indemnitor, along with such other information concerning such proposed Substitute Indemnitor as Lender may reasonably require. If approved, and on a going forward basis, Borrower shall cause the Substitute Indemnitor to furnish information in accordance with Section 3.13 of this Agreement.
Loan Agreement

4. REPRESENTATIONS AND WARRANTIES. To induce Lender to execute this Agreement and perform the obligations of Lender hereunder, Borrower hereby represents and warrants to Lender as follows:
4.1 Title. On the Loan Opening Date and thereafter, Borrower will have good and marketable fee simple title to the Real Property, subject only to the Permitted Exceptions.
4.2 No Litigation. Except for claims fully covered by insurance, where the insurance company is defending such claims and such defense is not being provided under a reservation of rights, and except as disclosed in writing to Lender prior to the date hereof, there is no pending litigation or unsatisfied judgment entered of record against Borrower or the Project. No litigation or proceedings are pending, or to Borrower’s knowledge are threatened, against any Affiliated Party (i) which might affect the validity or priority of the lien of the Security Instrument, (ii) which might affect the ability of Borrower or any Indemnitor to perform their respective obligations pursuant to and as contemplated by the terms and provisions of this Agreement and the other Loan Documents, or (iii) which could materially affect the operations or financial condition of the Project, Borrower, or any Affiliated Party.
4.3 Due Authorization. The execution and delivery of the Loan Documents and all other documents executed or delivered by or on behalf of Borrower and pertaining to the Loan have been duly authorized or approved by Borrower and, when executed and delivered by Borrower or when caused to be executed and delivered on behalf of Borrower, will constitute the legal, valid and binding obligations of the obligor thereon, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights, and the payment or performance thereof will be subject to no offsets, claims or defenses of any kind or nature whatsoever.
4.4 Breach of Laws or Agreements. The execution, delivery and performance of this Agreement and the other Loan Documents have not constituted (and will not, upon the giving of notice or lapse of time or both, constitute) a breach or default under any other agreement to which Borrower or any Indemnitor is a party or may be bound or affected, or a violation of any Law which may affect the Project, any part thereof, any interest therein, or the use thereof, or Borrower or any Indemnitor.
4.5 Leases. Borrower and its agents have not entered into any leases or other arrangements for occupancy of space within the Project other than leases shown on the rent roll, a current copy of which is attached hereto as Exhibit D, and made a part hereof (the “Rent Roll”), or entered into in accordance with the requirements of this Agreement. All leases disclosed on the Rent Roll are in full force and effect and to Borrower’s knowledge, there are no existing defaults thereunder other than as disclosed in writing to Lender. Copies of the leases previously furnished to Lender, and each Estoppel Certificate from each tenant thereunder, are true, correct and complete.
Loan Agreement

4.6 Condemnation. (i) No condemnation of any portion of the Project, (ii) no condemnation or relocation of any roadways abutting the Project, and (iii) no denial of access to the Project from any point of access to the Project, has commenced or, to Borrower’s knowledge, is contemplated by any Governmental Authority.
4.7 Condition of Improvements.
(a) To the best of Borrower’s knowledge, the foundations and structure of the Improvements are structurally sound and the various mechanical systems have adequate capacities and are in good working condition. The Improvements are in full compliance with all applicable Building Laws. Certificates of occupancy with respect to the Improvements, and any other certificates which may be required to evidence compliance with building codes and permits and approval for full occupancy of the Improvements and all installations therein have been issued by all appropriate authorities. Borrower has no knowledge of required capital expenditures or deferred maintenance other than those that would be normally expected for a building of similar age and type. No notice of violation of any Building Law has been received.
(b) To Borrower’s actual knowledge, the Project in its current condition (including, without limitation, any condition or situation on the Project as a result of any construction, alterations or improvements thereto) are in accordance with and their uses comply fully with all Building Laws (as hereinafter defined) applicable to the Project, and certificates of occupancy have been issued by all appropriate authorities.
(c) No notice of violation of any Building Law has been received, and all Governmental Approvals have been complied with.
(d) All buildings located on the Project are higher than the 100-year flood plain or will be continuously covered by adequate flood insurance.
(e) For all buildings there has been issued such certificates as may be required to evidence compliance with building codes and permits and approval for full occupancy of the buildings and of all installations therein.
(f) BORROWER SHALL UNCONDITIONALLY, JOINTLY AND SEVERALLY INDEMNIFY, DEFEND AND HOLD LENDER HARMLESS FROM ANY AND ALL LOSS LIABILITY COST AND EXPENSE THREATENED AGAINST OR SUFFERED BY LENDER BY REASON OF BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES AND AGREEMENTS SET FORTH IN THIS SECTION 4.7. The foregoing indemnity shall include the cost of all alterations, repairs and replacements to the Project (including without limitation architectural, engineering, legal and accounting costs), all fines, fees and penalties, and all legal and other expenses (including attorney fees), incurred in connection with the Project being in violation of the Building Laws and for the cost of collection of the sums due under this indemnity, whether or not Borrower is in possession of the Project. If Lender shall become the owner of or acquire an interest in or rights to the Project pursuant to a Foreclosure Conveyance, the foregoing indemnification obligation shall survive such Foreclosure Conveyance.
(g) All information previously provided by Borrower to Lender regarding compliance of the Project with applicable Building Laws is accurate and complete to Borrower’s actual knowledge.
Loan Agreement

4.8 Information Correct. All financial statements furnished to Lender or Mortgage Correspondent by Borrower or any Affiliated Party fairly present the financial condition of such persons or entities and were prepared in accordance with a method of preparation approved by Lender, consistently applied, and all other information previously furnished by Borrower or any Affiliated Party to Lender in connection with the Loan are true, complete and correct in all respects except as otherwise disclosed to Lender in writing and do not fail to state any material fact necessary to make the statements made not misleading. Neither Borrower nor Indemnitor has misstated or failed to disclose to Lender any material fact relating to: (i) the condition, use or operation of the Project, (ii) the status or any material condition of any tenant or lease at the Project known to it, (iii) Borrower, (iv) any Indemnitor, or (v) the litigation disclosure provided by Borrower and Indemnitor, except as disclosed in writing to Lender prior to the date hereof. There have been no material adverse changes in the financial condition of the Indemnitor since the delivery of such financial statements (as described on Exhibit B, attached hereto and incorporated herein for all purposes).
4.9 Material Adverse Change. No material adverse change in the operations or financial condition of Borrower or Indemnitor has occurred since the respective effective dates of their financial statements previously submitted to Lender or Mortgage Correspondent, and no material adverse change in the condition (physical or otherwise) of the Project has occurred since the date of the Application/Commitment.
4.10 Solvency. Neither Borrower, nor, if Borrower is a partnership, any general partner of Borrower nor any Indemnitor is (a) currently insolvent on a balance sheet basis, or (b) currently unable to pay its debts as they come due; and no bankruptcy or receivership proceedings are contemplated or pending as to any of them.
4.11 Restrictions. The use of the Project (including contemplated accessory uses) does not violate any restrictions of record, or any agreement affecting the Project or any part thereof.
4.12 Utilities. The Project has adequate water, gas and electrical supply, storm and public sanitary sewerage facilities, other required public utilities, fire and police protection, and means of appropriate access between the Project and public highways.
4.13 Brokerage Fees. No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder other than fees payable to Mortgage Correspondent, which fees shall be paid by Borrower.
4.14 Encroachments. No building or other improvement in the Project encroaches upon any building line, setback line, side yard line, or any recorded or visible easement (or other easement of which Borrower has knowledge of with respect to the Project).
Loan Agreement

4.15 Separate Tax Parcel. The Project is taxed separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed, and otherwise dealt with as an independent parcel.
4.16 ERISA. The subject loan transaction will not result in a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code. The transactions contemplated by this Agreement by or with Borrower are not in violation of Laws regulating investments of and fiduciary obligations with respect to governmental plans, as defined in Section 3(32) of ERISA. The Borrower or members of Borrower may be required to provide appropriate documentation to Lender evidencing this representation.
4.17 Executive Order and Patriot Act. None of the Borrower or any entity or person owning an interest in or being an investor or otherwise, in Borrower, Indemnitor or their respective constituents or affiliates are in violation of any laws relating to terrorism or money laundering, including the Executive Order and the Patriot Act.
4.18 No Default. No Default or Event of Default has occurred and is continuing.
4.19 Trade Name; Principal Place of Business. Except as previously disclosed to Lender in writing, Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated on page 1 hereof.
4.20 FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Internal Revenue Code.
4.21 RICO. Borrower has not been charged with nor, to its knowledge, is it under investigation for, possible violations of the Racketeer Influenced and Corrupt Organizations Act, the Continuing Criminal Enterprise Act, the Controlled Substance Act of 1978, or similar laws providing for the possible forfeiture of any of its respective assets or properties.
4.22 No Casualty. No part of the Project has been damaged by fire or other casualty except as disclosed in writing to Lender.
4.23 Truth of Recitals. All statements set forth in the Recitals are true and correct.
4.24 Personal Property and Inventory. That attached hereto as Exhibit C is a true and correct list of the inventory of tangible personal property and equipment owned and used in the operation of the Project.
4.25 Project Documents. The Project is not subject to any reciprocal easements, covenants, conditions or restrictions or development agreements, except as reflected in the policy of title insurance accepted by Lender with respect to the Loan.
Loan Agreement

4.26 Service Agreements and Permits. No previous assignment, sale, pledge, transfer, mortgage or other encumbrance of any interest in the Service Agreements, the Permits, or any of them, has been made, and Borrower agrees not to assign, sell, pledge, transfer, mortgage or otherwise encumber its interest in the Service Agreements, the Permits, or any of them, so long as any portion of the Loan remains unpaid. Borrower further represents and warrants that (i) Borrower has not performed any act which might prevent Borrower from performing its undertakings hereunder or which might prevent Lender from operating under or enforcing any of the terms and conditions hereof or which would limit Lender in such operation or enforcement, (ii) Borrower is not in default under the Service Agreements, the Permits, or any of them, and no other party to the respective Service Agreements is in default thereunder except as disclosed in writing to Lender, (iii) no amendments to any of the Service Agreements, and no change in the Permits, will be made or consented to by Borrower without the prior written consent of Lender, and (iv) upon execution of each Service Agreement and the issuance of each Permit, Borrower will deliver, if requested by Lender, a copy of the same (or the original at Lender’s request) to Lender and will require such of the parties thereto as Lender may designate to execute and deliver to Lender a consent to this Agreement, such consent to be in form and content satisfactory to Lender.
5. CASUALTY AND CONDEMNATION.
5.1 Lender’s Right to Settle Claims; Election to Apply Insurance and Condemnation Proceeds to Indebtedness. Except as otherwise provided in this Section, in the event of any loss or damage to any portion of the Project due to fire or other casualty, or any taking of any portion of the Project by condemnation or under power of eminent domain, Lender may, in its sole and absolute discretion, either apply the proceeds to the Loan balance or disburse them for the purposes of repair and restoration. Notwithstanding the immediately preceding sentence, Borrower has the right to use insurance or condemnation proceeds to rebuild following a casualty or a condemnation of the Improvements, or to remedy the effect on the Project of any condemnation, provided that (i) Lender shall have the right to settle any claim or award that Borrower has not settled on or before one hundred twenty (120) days after the date of such loss or prior to the date of such taking and (ii) each of the following is satisfied in the determination of Lender: (a) no Default exists, (b) no payment Event of Default has occurred during the preceding twelve months, (c) the proceeds received by Lender, together with any additional funds deposited with Lender by Borrower, are sufficient, in Lender’s sole and absolute discretion, either to restore the Project to its condition before the casualty or to remedy the condemnation, (d) local building and zoning laws allow the Project to be rebuilt to that which existed prior to the casualty or condemnation, (e) a loss of no more than 5% of the commercial tenant rental income results through commercial tenants exercising rights to terminate their leases as a result of casualty or condemnation, and (f) the Loan-to-Value ratio of the Project on completion will be 55% or less, as determined by an Appraisal (provided, however, in the event the casualty or condemnation proceeds received are less than 3% of the original Loan amount, Borrower will not have to satisfy this subpart (f) to rebuild). The Appraisal required pursuant to the foregoing provision shall be at Borrower’s expense and Borrower is required to provide proof of such payment to Lender and Lender’s Mortgage Correspondent.
Provided that no Event of Default exists, Borrower may settle all claims up to the lesser of (1) $50,000 or (2) 1% of the original Loan Amount directly with the insurance company without the prior consent of Lender provided that (i) Borrower uses the proceeds of any claim to rebuild or restore the Project to its condition prior to the casualty, (ii) Borrower provides Lender with written notice of the casualty, and (iii) local building and zoning laws allow the Project to be rebuilt to the condition prior to the casualty. Failure to rebuild and restore will constitute an Event of Default under the Loan Documents. Failure to use the insurance proceeds received directly from the insurance company to rebuild and restore is a Recourse Event as defined in Section 9.18 of this Agreement.
Loan Agreement

In all other cases, Lender shall have the right (but not the obligation) to collect, retain and apply to the indebtedness of Borrower under this Agreement and the other Loan Documents all insurance and condemnation proceeds (after deduction of all expense of collection and settlement, including attorney and adjusters’ fees and expenses), and if such proceeds are insufficient to pay such amount in full, to declare the balance remaining unpaid on the Note and Security Instrument to be due and payable forthwith and to avail itself of any of the remedies afforded thereby as in the case of any Event of Default. Any proceeds remaining after application to the indebtedness of Borrower under this Agreement and the other Loan Documents shall be paid by Lender to Borrower or the party then entitled thereto.
5.2 Borrower’s Obligation to Rebuild and Use of Proceeds Therefor. If Lender does not elect to or is not entitled to apply fire or casualty insurance proceeds to the indebtedness, all insurance proceeds received will be deposited into a third party escrow account controlled by Lender or its Mortgage Correspondent. Lender may also require that Borrower deposit any deficit between the business interruption or loss of rents proceeds received and the debt service due under the Loan Documents during the period of rebuilding or restoration of the Improvements. As provided under Section 5.1 of this Agreement, Lender shall have the right (but not the obligation) to settle, collect and retain such proceeds, and after deduction of all expenses of collection and settlement, including attorney and adjusters’ fees and expenses, to release the same to Borrower periodically provided that Borrower shall:
(a) Expeditiously repair and restore all damage to the portion of the Project in question resulting from such fire or other casualty, including completion of the construction if such fire or other casualty shall have occurred prior to completion, so that the Project will be completed in accordance with the plans and specifications therefor; and
(b) If the proceeds of fire or casualty insurance (and the undisbursed available Loan proceeds for construction) are, in Lender’s sole judgment, insufficient to complete the repair and restoration of the buildings, structures and other improvements constituting the Project, then Borrower shall promptly deposit with Lender the amount of such deficiency.
Any request by Borrower for a disbursement by Lender of fire or casualty insurance proceeds and funds deposited by Borrower pursuant to this Section 5.2 and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable in connection with construction loans made by institutional lenders for projects similar to the Project, including approval of plans and specifications, submittal of evidence of completion, updated title insurance, lien waivers, and other customary safeguards.
Loan Agreement

6. ASSIGNMENTS.
6.1 Lender’s Right to Assign. Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder, including the Note, Security Instrument, and any other Loan Documents. Lender shall have the right to hire outside firms it deems necessary to assist with the servicing, administration and monitoring of the Loan. Borrower hereby agrees that all of the rights and remedies of Lender in connection with the interest so assigned shall be enforceable against Borrower by such assignee with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment. Borrower agrees that Lender shall have the right to sell participations in the Loan or to include the Note in a securitized pool of indebtedness without the consent of Borrower.
6.2 Prohibition of Assignments by Borrower. Borrower shall not assign or attempt to assign its rights under this Agreement. Borrower will not suffer or permit any of its interest or rights in the Project to be assigned, transferred, sold, pledged, vested, encumbered, hypothecated or otherwise disposed of (the foregoing are hereinafter referred to individually as a “Transfer,” collectively as “Transfers”) until the provisions of this Agreement have been fully complied with and the Loan and all other sums evidenced by the Note and/or secured by the Security Instrument and other Loan Documents, have been repaid in full. Borrower shall promptly notify Lender of the death or incapacity of any Indemnitor or any other individual(s) having direct or indirect management or control over the Property and/or Borrower. Failure of Borrower to provide such notice shall constitute a default under the Loan Documents.
6.3 Transfers of Interests in Borrower. For estate-planning purposes only, Borrower, or any partner, member or shareholder of Borrower shall be permitted to make a Transfer of any direct or indirect interest in Borrower (other than a general partnership interest in Borrower if Borrower is a partnership, or a Managing Member or Manager interest in Borrower, if Borrower is a limited liability company) to or for the benefit of a spouse or lineal descendant (including by adoption), up to an aggregate of 49% of the total interests of Borrower, without the prior consent of Lender, provided that any such Transfer does not change the direct or indirect control or management of Borrower. Copies of any and all documents evidencing any such Transfer must be provided to Lender within fifteen (15) days after the occurrence of said Transfer including, without limitation, a statement detailing the Transfer and a listing of reallocations and percentages of ownership interest in Borrower. Other than for estate-planning purposes as outlined above, no direct or indirect managing or controlling interest, nor any other interest representing (directly or indirectly) a more than ten percent (10%) interest in the Borrower or the Project, may be Transferred (including without limitation any Transfer resulting from death of any natural person holding any direct or indirect interest in Borrower or the Project) without the prior written consent of Lender (which Lender may withhold at its sole discretion); and the occurrence of such an event will constitute an Event of Default under the Loan Documents. Without limiting the generality of the foregoing any Transfers that would result in there being any co-borrowers, other than or in addition to Borrower, shall be strictly prohibited.
Loan Agreement

7. EVENTS OF DEFAULT.
7.1 Event of Default. The occurrence of any one or more of the following shall constitute an “Event of Default,” as such term is used herein:
(a) If Borrower fails to pay principal or interest under the Note when due;
(b) If Borrower defaults in the performance of any of its other covenants, agreements and obligations under this Agreement involving the payment of money;
(c) If Borrower defaults in the performance of any of its covenants, agreements and obligations under this Agreement not expressly described in other subparts of this Section, and fails to cure such default within thirty (30) days after written notice thereof from Lender provided, however, that if such default is reasonably susceptible of cure, but cannot be cured within such thirty (30) day period, then so long as Borrower promptly commences cure and thereafter diligently pursues such cure to completion, the cure period shall be extended for an additional thirty (30) days, within which Borrower may complete such cure;
(d) If at any time or times hereafter any representation or warranty (including the representations and warranties of Borrower set forth in any Loan Document), statement, report or certificate furnished to Lender in connection with the Loan is not true and correct in any material respect;
(e) If any petition is filed by or against Borrower or any Affiliated Party under the Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing (and, in the case of involuntary proceedings, failure to cause the same to be vacated, stayed or set aside within thirty (30) days after filing);
(f) If any assignment, pledge, encumbrance, transfer, hypothecation, failure of notice or other disposition is made in violation of Section 6.2 or Section 6.3 of this Agreement;
(g) If Borrower, any general partner of Borrower or Indemnitor shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which the maximum liability of Borrower or such general partner or Indemnitor does not exceed 25% of their respective assets) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto;
(h) If a default (other than those set forth in this Section 7.1) occurs under any of the Loan Documents and continues beyond the applicable grace period, if any, contained therein; or
(i) If Borrower defaults in the performance of any of its covenants, agreements and obligations set forth in Section 3.20 of this Agreement.
Loan Agreement

8. REMEDIES.
8.1 Remedies Conferred Upon Lender. Upon the occurrence of any Event of Default, including without limitation the filing, by Borrower, of a voluntary petition under Chapter 11 of the Bankruptcy Code, Lender shall have the right (but not the obligation) to pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that all such remedies shall be cumulative and that no such remedy shall be to the exclusion of any other:
(a) Declare the Note to be immediately due and payable;
(b) Use and apply any monies deposited by Borrower with Lender, including amounts in the Escrow Account, regardless of the purpose for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender;
(c) Exercise or pursue any other right or remedy permitted under this Agreement or any of the Loan Documents or conferred upon or available to Lender at law or in equity or otherwise; and
(d) To correct any such Event of Default in such manner and to such extent as Lender may deem necessary to protect the security hereof, including, without limitation, the right (but not the obligation) to appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Lender, and also the right (but not the obligation) to perform and discharge each and every obligation, covenant, condition and agreement of Borrower under the Service Agreements and the Permits. Lender shall not be obligated to perform or discharge, nor does it hereby undertake to perform or discharge, any obligation, duty or liability under any of the Service Agreements nor any of the Permits, or by reason of this Agreement, unless or until Lender exercises its rights hereunder. Lender may, at its option, upon written notice to the appropriate Consenting Party in the case of a Service Agreement, exercise any or all of the rights and remedies granted to Borrower under any Service Agreement or Permit, including any right or remedy with respect to the Consenting Party in question in the case of a Service Agreement, as if Lender had been an original party to such Service Agreement or the permittee under the Permit. After an Event of Default, upon giving such notice to any Consenting Party with respect to a Service Agreement, Lender may elect to assume all obligations of Borrower under any Service Agreement between Borrower and the Consenting Party or with respect to any Permit; but in any case Lender shall not be responsible for any default of Borrower under the Service Agreement occurring prior to the time Lender gives such notice to the Consenting Party or assumes the obligations under any Permit. Each Consenting Party is hereby authorized by Borrower to perform its obligations under the Service Agreements to which it is a party for the benefit of Lender without any obligation to determine whether or not an Event of Default has in fact occurred.
8.2 Non-Waiver of Remedies. No waiver of any breach or default hereunder shall constitute or be construed as a waiver by Lender of any subsequent breach or default or of any breach or default of any other provision of this Agreement.
8.3 Cash Collateral Account. Upon the occurrence of an Event of Default, Lender may require Borrower to deposit all revenues from the operation of the Project into an account held by and pledged to Lender (“Cash Collateral Account”) after Borrower has failed to promptly cure as provided for in the Loan Documents. Lender shall not pay interest on any amounts held on deposit in the Cash Collateral Account, unless required to do so under applicable Laws. Borrower shall execute such documents as Lender, in its sole discretion, deems necessary to perfect its interest in the Cash Collateral Account.
Loan Agreement

9. GENERAL PROVISIONS.
9.1 Captions. The captions and headings of various Articles and Sections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way, the scope or intent of the provisions hereof.
9.2 Merger. This Agreement, the Application/Commitment and the Loan Documents and instruments delivered in connection herewith, as may be amended from time to time in writing, constitute the entire agreement of the parties with respect to the Project and the Loan, and all prior discussions, negotiations and document drafts are merged herein and therein. If there are any inconsistencies between the Application/Commitment and this Agreement or the Loan Documents, the terms contained in this Agreement and the other Loan Documents shall prevail. Neither Lender nor any employee of Lender has made or is authorized to make any representation or agreement upon which Borrower may rely unless such matter is made for the benefit of Borrower and is in writing signed by an authorized officer of Lender. Borrower agrees that it has not and will not rely on any custom or practice of Lender, or on any course of dealing with Lender, in connection with the Loan unless such matters are set forth in this Agreement or the Loan Documents or in an instrument made for the benefit of Borrower and in a writing signed by an authorized officer of Lender.
9.3 Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing, in capitalized, bold letters using a font size of at least 12 pts., addressed as follows and shall be deemed to have been properly given if hand delivered, if sent by reputable overnight courier (effective the business day following delivery to such courier) or if mailed (effective two business days after mailing) by United States registered or certified mail, postage prepaid, return receipt requested to such addresses (for the applicable person or party) as set forth on Exhibit B hereto; or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice. Notices given in any other fashion shall be deemed effective only upon receipt. The communication shall clearly state, in the same format as above, the number of days, business or otherwise, in which Lender has to review the communication before consent is deemed given, when applicable.
9.4 Modification; Waiver. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought. Lender reserves the right to charge an administrative fee for any such modification, waiver, amendment, discharge, or change of this Agreement.
9.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROJECT IS LOCATED AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
Loan Agreement

9.6 Acquiescence Not to Constitute Waiver of Lender’s Requirements. Lender may at any time by a specific writing waive compliance by Borrower with any covenant in any Loan Document, consent to Borrower’s doing any act which in any Loan Document Borrower is prohibited from doing, or to Borrower’s failing to do any act which in any Loan Document Borrower is required to do, release any part of the Project or any interest therein from the lien and security interest of the Security Instrument, or release any person liable for any part of the Loan without impairing or releasing the liability of any other person. Lender may waive any Default without waiving any other prior or subsequent Default. Lender may remedy any Default without waiving the Default remedied. Neither failure by Lender to exercise, nor delay by Lender in exercising, nor discontinuance of the exercise of any right, power or remedy upon any Default shall be construed as a waiver of such Default or as a waiver of the right to exercise any such right, power or remedy (including the right to accelerate the maturity of the Loan or any part thereof) at a later date. No single or partial exercise by Lender of any right, power or remedy under any Loan Document shall exhaust the same or shall preclude any other or further exercise thereof, and every such right, power or remedy under any Loan Document may be exercised at any time and from time to time. No modification or waiver of any provision of any Loan Document nor consent to any departure by Borrower therefrom shall in any event be effective unless in writing signed by Lender and then such waiver or consent shall be effective only in the specific instance, for the purpose for which given and to the extent therein specified. No notice to nor demand on Borrower in any case shall of itself entitle Borrower to any other or further notice or demand in similar or other circumstances.
9.7 Disclaimer by Lender.
(a) This Agreement is made for the sole benefit of Borrower and Lender (and Lender’s successors and assigns and participants, if any), and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable for any debts or claims accruing in favor of any third parties against Borrower or others or against the Project. Borrower is not and shall not be an agent of Lender for any purposes. Except as expressly set forth in the Loan Documents, Lender is not and shall not be an agent of Borrower for any purposes. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower.
(b) Any review, investigation or inspection conducted by Lender, any architectural or engineering consultants retained by Lender or any agent or representative of Lender in order to verify independently Borrower’s satisfaction of any conditions precedent to the disbursement of the Loan, Borrower’s performance of any of the covenants, agreements and obligations of Borrower under this Agreement, or the truth of any representations and warranties made by Borrower hereunder (regardless of whether or not the party conducting such review, investigation or inspection should have discovered that any of such conditions precedent were not satisfied or that any such covenants, agreements or obligations were not performed or that any such representations or warranties were not true), shall not affect (or constitute a waiver by Lender of) (i) any of Borrower’s representations and warranties under this Agreement or Lender’s reliance thereon, or (ii) Lender’s reliance upon any certifications required under this Agreement or any other facts, information or reports furnished Lender by Borrower hereunder.
Loan Agreement

(c) By accepting or approving anything required to be observed, performed, fulfilled or given to Lender pursuant to the Loan Documents, including any certificate, statement of profit and loss or other financial statement, survey, appraisal, lease or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender.
9.8 Right of Lender to Make Advances to Cure Borrower’s Defaults. If Borrower shall fail to perform in a timely fashion any of Borrower’s covenants, agreements or obligations contained in this Agreement or the Loan Documents, Lender may (but shall not be required to) perform any of such covenants, agreements and obligations. Any funds advanced by Lender in the exercise of its judgment that the same are needed to protect its security for the Loan are deemed to be obligatory advances hereunder and any amounts expended (whether by disbursement of undisbursed Loan proceeds or otherwise) by Lender in so doing, shall constitute additional indebtedness evidenced and secured by the Note, the Security Instrument and the other Loan Documents, shall bear interest from the date expended at the Default Rate and be payable together with such interest upon demand.
9.9 Definitions Include Amendments. Definitions contained in this Agreement which identify documents, including the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of the Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.
9.10 Time Is of the Essence. Time is hereby declared to be of the essence of this Agreement and of every part hereof.
9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
9.12 Waiver of Consequential Damages. In no event shall Lender be liable to Borrower for consequential damages, whatever the nature of a breach by Lender of its obligations under this Agreement, or any of the Loan Documents, and Borrower for itself and all Affiliated Parties hereby waives all claims for consequential damages.
9.13 Claims Against Lender. Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within thirty (30) days after Borrower first had knowledge of, or reasonably should have had knowledge of, the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. If it is determined in any proceedings that Lender has improperly failed to grant its consent or approval, where such consent or approval is required by this Agreement or any other Loan Documents, Borrower’s sole remedy shall be to obtain declaratory relief determining such withholding to have been improper, and for itself and all Affiliated Parties, Borrower hereby waives all claims for damages or set-off against Lender resulting from any withholding of consent or approval by Lender.
Loan Agreement

9.14 Jurisdiction and Venue. With respect to any suit, action or proceedings relating to this Agreement, the Project, or any of the other Loan Documents (“Proceedings”) each party irrevocably (i) submits to the non-exclusive jurisdiction of the state and federal courts located in the State where the Project is located, and (ii) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement shall preclude either party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.
9.15 Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal Laws. However, if any provision or provisions, or if any portion of any provision or provisions, in this Agreement is found by a court of law to be in violation of any applicable Laws, and if such court declares such portion, provision, or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision, or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable portion, provision, or provisions were not contained herein, and that the rights, obligations, and interests of Borrower and Lender under the remainder of this Agreement shall continue in full force and effect.
9.16 Incorporation of Recitals. The Recitals set forth herein and the Exhibits attached hereto are incorporated herein and expressly made a part hereof.
9.17 WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH HEREBY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF NOTEHOLDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH; AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Loan Agreement

9.18 Limitation of Liability. Subject to the provisions of this Section 9.18, the Lender agrees that it shall not seek to enforce any monetary judgment with respect to the indebtedness evidenced by the Note against Borrower except through recourse to the Project. Notwithstanding the foregoing, Borrower and, if Borrower is a partnership, its general partner, shall be liable for and SHALL INDEMNIFY AND DEFEND THE INDEMNIFIED PARTIES AGAINST, AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND REIMBURSE THE INDEMNIFIED PARTIES FOR, ANY AND ALL CLAIMS, DEMANDS, JUDGMENTS, PENALTIES, LIABILITIES, COSTS, DAMAGES AND EXPENSES, DIRECTLY OR INDIRECTLY INCURRED BY THE INDEMNIFIED PARTIES, INCLUDING COURT COSTS AND ATTORNEY FEES (PRIOR TO TRIAL, AT TRIAL AND ON APPEAL), DIRECTLY OR INDIRECTLY CAUSED BY, RESULTING FROM OR ARISING OUT OF ANY OF THE FOLLOWING ACTS OR OMISSIONS (COLLECTIVELY, THE “RECOURSE EVENTS”) committed, permitted or omitted by any of the Indemnitor, Borrower or any of their respective agents, employees and/or contractors: (i) waste to or of the Project or a failure to maintain the condition of the Project in the manner required by the Loan Documents; (ii) fraud or material misrepresentation by Borrower or Indemnitor; (iii) failure to pay (unless separately escrowed for under the Loan Documents) insurance premiums, taxes, assessments, ground rent or any other lienable impositions as required under the Loan Documents, failure to furnish sums toward restoration of the Project (in an amount equal to the deductible referenced in Exhibit E attached hereto and by this reference incorporated herein), or failure to apply insurance proceeds that are not deposited with Lender to the restoration of the Project; (iv) misapplication of tenant escrows, security deposits, insurance proceeds or condemnation proceeds; (v) failure while in monetary default to pay to Lender all rents, income and profits of and from the Project, net of reasonable and customary operating expenses; (vi) breach of, or failure to perform the environmental warranties, representations, covenants or indemnifications described in the Environmental Indemnity Agreement; (vii) destruction or removal of fixtures or personal property securing the Loan from the Project, unless replaced by items of equal value; (viii) terminating, settling, amending or entering into a lease of the Project in violation of the Loan Documents; (ix) failure of the Project to comply with any Building Laws after any Governmental Authority has notified Borrower, its agents, employees and/or contractors of such non-compliance; (x) breaches of representations or covenants contained in the Loan Documents relating to compliance with the Executive Order or the Patriot Act; (xi) failure to pay to Lender any rent, income or profits of and from the Project which have been prepaid more than thirty (30) days in advance; (xii) willful or grossly negligent violation of applicable Laws; and (xiii) failure to pay all amounts payable under the Note in full, together with reasonable attorney fees, if Borrower transfers or encumbers the Project in contravention of the Loan Documents, or if Borrower files a voluntary petition under Chapter 11 of the Bankruptcy Code prior to the two-year anniversary of the transfer of title to the Project to Lender by a Foreclosure Conveyance.
Nothing contained herein shall be construed to prevent Lender from exercising any remedy allowed by Law or by the terms of this Agreement or any other Loan Document which does not result in an obligation by Borrower or, if Borrower is a general partnership, any of its general partners, to pay money with respect to the Note.
9.19 Payment of Interest. With respect to any disbursement of the Loan by Lender, the obligation of Borrower to pay interest to Lender under the Note shall begin at the time that Lender initiates its wire transfer of Loan proceeds.
Loan Agreement

9.20 Authorization to Slipsheet. Borrower’s legal counsel is authorized and directed to authorize Lender or its legal counsel to do any or all of the following: (i) to insert the effective date of the Loan Documents into each such document, (ii) to attach exhibits to the Loan Documents or other documents furnished to Lender or Lender’s legal counsel in connection with the Loan, (iii) to substitute pages to the Loan Documents (as approved by Borrower’s legal counsel), and (iv) insert executed signature pages into the final Loan Documents. In no event shall Borrower’s consent be required with respect to any matter set forth in this Section 9.20.
10. SPECIAL PROVISIONS. In the event of any inconsistencies between the terms and conditions of Exhibit B and the other provisions of this Agreement, the terms and conditions of the Exhibit B shall control and be binding.
[The remainder of this page is intentionally left blank.]
Loan Agreement

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the day and year first set forth above.
NOTICE OF INDEMNIFICATION: BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO SECTIONS 3.19, 4.7(f) AND 9.18 HEREOF.

BORROWER: NETREIT, INC., a Maryland corporation
By:
	Name:	Kenneth W. Elsberry
	Title:	Chief Financial Officer
[Signatures continued on next page.]
Loan Agreement

LENDER:
JACKSON NATIONAL LIFE INSURANCE COMPANY, a Michigan corporation

By:	PPM FINANCE, INC., its authorized agent

By:

Name:

Title:

Exhibits:

Exhibit A	—	Legal Description
Exhibit B	—	Defined Terms and Certain Terms
Exhibit C	—	Personal Property and Inventory
Exhibit D	—	Rent Roll
Exhibit E	—	Insurance Requirements
Exhibit F	—	Immediate Repair Items
Loan Agreement

EXHIBIT A
LEGAL DESCRIPTION
ALL THAT CERTAIN REAL PROPERTY SITUATED IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:
PARCEL 3, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AS SHOWN ON PAGE 12986 OF PARCEL MAPS, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, NOVEMBER 4, 1983. EXCEPTING THEREFROM ALL OIL, GAS, HYDROCARBONS AND OTHER MINERALS OF ANY KIND AND NATURE BELOW A DEPTH OF 500 FEET BENEATH THE SURFACE, ALL WITHOUT RIGHT OF ENTRY OF THE SURFACE OF WITHIN THE FIRST 500 FEET BELOW THE SURFACE AS RESERVED BY DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS RECORDED FEBRUARY 28, 1984 AS FILE NO. 84-070034 OF OFFICIAL RECORDS.
Loan Agreement — Exhibit A

EXHIBIT B
DEFINITIONS AND CERTAIN TERMS
A. DEFINITIONS.
(1) Application/Commitment: Collectively, the “Application” to PPM Finance, Inc. for the Loan dated July 16, 2010, and the acceptance thereof as a commitment dated August 6, 2010.
(2) Borrower: NetREIT, Inc., a Maryland corporation, which has its principal place of business at 1282 Pacific Oaks Place, Escondido, California 92029.
(3) Environmental Report: The report dated August 3, 2010, prepared by AEI Environmental & Engineering Services, covering the environmental condition of the Project.
(4) Improvements: The following improvements located on the Land: a four story office building consisting of 57,644 net rentable square feet on 2.43 acres with 195 parking spaces.
(5) Indemnitor: NONE.
(6) Loan; Note: A mortgage Loan from Lender to Borrower evidenced by that note from Borrower payable to the order of Lender in the original principal amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00).
(10) Mortgage Correspondent: As of the Loan Opening Date, the Mortgage Correspondent is Northmarq Capital and their address is: 3500 American Blvd. W. Suite 500, Bloomington, Minnesota 55431. Lender retains the right to change the Mortgage Correspondent at any time during the term of the Loan. Borrower hereby acknowledges that Lender may utilize Mortgage Correspondent or other outside third parties selected by Lender in any aspects of the Loan, including but not limited to, the servicing, administration and monitoring of the Loan. For purposes of this Agreement, where it is referenced that information will be provided to “Mortgage Correspondent and Lender”, unless designated otherwise by Lender, the information shall be provided to Mortgage Correspondent, who will provide the same to Lender. Lender may, at any time, request that the information be provided to both Mortgage Correspondent and Lender or to another third party in place of Mortgage Correspondent.
(11) Notice Addresses:

If to Borrower:	NetREIT, Inc.
1282 Pacific Oaks Place
Escondido, California 92029
Attn.: Kathryn Richman, General Counsel

Loan Agreement — Exhibit B

with a copy to:	NetREIT, Inc.
1282 Pacific Oaks Place
Escondido, California 92029
Attn.: Jack Heilbron, CEO and President

If to Lender:	Jackson National Life Insurance Company
c/o PPM Finance, Inc.
225 West Wacker Drive, Suite 1200
Chicago, Illinois 60606
Attn.: Vice President, Loan Servicing

with a copy to:	Jackson National Life Insurance Company
c/o PPM Finance, Inc.
225 West Wacker Drive, Suite 1200
Chicago, Illinois 60606
Attn.: Vice President, Settlements & Administration
(12) Operation of Project: The Project shall be operated in a first-class manner as an office building.
(13) Project: The Land together with the Improvements and any and all other buildings, structures and improvements located or to be located thereon and all rights, privileges, easements, hereditaments and appurtenances, thereunto relating or appertaining, including parking for at least 256 vehicles, but in any event parking in compliance with any applicable zoning ordinance and tenant leases, and all personal property, fixtures and equipment required or used (or to be used) for the operation thereof.
(14) Title Insurer: Chicago Title Company, or such other title insurance company licensed in the State of California, as may be approved by Lender in connection with the Loan.
B. CERTAIN TERMS. In the event of any inconsistencies between the terms and conditions of this Section B of Exhibit B and the other provisions of this Agreement, the terms and conditions of this Section B shall control and be binding.
(1) Conditional Waiver of Reserves. Lender conditionally waives the provisions of this Agreement, which require the monthly deposit in escrow of funds for insurance premiums as described in the Loan Documents; provided, however, Lender reserves the right, at its sole election, to again invoke the provisions of the Loan Documents relating to the escrow of insurance premiums at any time during the term of the loan and to enforce the payment of such escrow upon giving the Borrower at least thirty (30) days advance written notice in the event of the following:
(a) Borrower’s failure to pay any taxes, assessments, insurance premiums or ground rent when due;
(b) An Event of Default occurring under the terms of this Agreement or any other Loan Document;
Loan Agreement — Exhibit B

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(c) Monthly installment payments of principal and/or interest payable with respect to the loan have not been paid when due three (3) or more times in a twelve-month period;
(d) Borrower’s failure to provide evidence to Lender of the payment of insurance premiums within thirty (30) days after the date such payment is due;
(e) If the required insurance coverage outlined in Section 3.3 of this Agreement lapses or should not be in place at any time;
(f) The sale, conveyance, transfer or other vesting of any direct or indirect interest in Borrower with or without Lender’s consent.
This waiver of reserves is personal to Borrower (and to any transferee or successor for which there is no prohibition nor Lender consent requirement as set forth in Section 6.2 of this Agreement) and is not assignable nor transferable.
(2) Leasing Guidelines. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, COPIES OF ALL LEASES, NEW LEASES, LEASE AMENDMENTS OR MODIFICATIONS, LEASE EXTENSIONS, LEASE ASSIGNMENTS AND RENEWALS MUST BE FORWARDED TO LENDER IMMEDIATELY UPON EXECUTION THROUGHOUT THE TERM OF THE LOAN. Lender shall have the right to review and approve the execution, renewal, modification, settling or termination or any other proposed action (“Leasing Action”) relating to any space currently occupied by a Key Lease. “Key Lease” shall mean the following leases: Agilent Tecnhnologies; Panasonic Corporation; Department of Consumer Affairs; Wachovia Dealer Services; and Republic Indemnity of America. Any Leasing Action related to a space not occupied by a Key Lease will not require Lender’s written consent if the following conditions are met with respect to such proposed Leasing Action, Lender’s consent shall not be required to such Leasing Action:
(a) The tenant under the Lease to which the proposed Leasing Action relates leases (and would lease after the consummation of the proposed Leasing Action), in the aggregate, 2,884 or less square feet of space at the Project;
(b) The term (including the base term and all optional or mandatory extension terms that do not adjust rent under the applicable lease to a market rate at the time of the applicable extension) of the lease subject to the proposed Leasing Action is (and would be after consummation of the proposed Leasing Action) ten years or less;
(c) The net effective rental rate payable under the lease to which the proposed Leasing Action relates, taking into account all economic terms of the applicable lease including, without limitation, free rent or other concessions, tenant improvements that exceed market or building standards, operating expense and tax reimbursements, and improvement allowances, is (and would be after the consummation of the applicable Leasing Action) greater than or equal to $1.95 per net rentable square foot per month;
Loan Agreement — Exhibit B

3

(d) The lease shall contain a base year expense stop;
(e) The lease to which the proposed Leasing Action relates, together with all documentation related to the proposed Leasing Action, is in the same form as a standard form of lease for the Borrower approved by Lender in writing as such “standard form of lease” without any material deviations or alterations therefrom (to facilitate Lender’s review of Leasing Actions, Borrower shall submit a black-lined lease showing any alteration or deletion to the proposed lease from the “standard form of lease”);
(f) The lease to which the applicable Leasing Action relates, together with all documentation related to the proposed Leasing Action, does not contain any obligation of any Borrower with respect to property other than the Project subject to the applicable Leasing Action, including, without limitation, any rental space takeover, any take back provisions, any option to lease additional space which would cause the occupied square footage to exceed the limits of item (a) above, nor any rights or options of the applicable tenant to purchase all or any portion of the Project subject to the applicable Leasing Action or any interest therein. No lease shall (i) contain any representations, warranties or indemnifications by the landlord with respect to hazardous substances or asbestos, (ii) permit prepayment of rent more than one month in advance;
(g) The proposed Leasing Action is the result of an arm’s length negotiation and transaction with a tenant that is not affiliated with any Borrower; and
(h) No Default or Event of Default under the Loan Documents is continuing on the date any Borrower takes the applicable Leasing Action.
Borrower will provide copies of all documentation for any Leasing Action not requiring Lender approval within ten (10) business days of the occurrence of such Leasing Action. Lender will require executed Estoppel Certificates and Subordination, Non-Disturbance and Attornment Agreements on Lender’s standard form when Leasing Actions occur. For a Leasing Action which does not meet the above criteria, Lender approval of the Leasing Action is required. Lender will be deemed to have consented to any Leasing Action if it does not notify Borrower that it is withholding its consent within ten (10) business days of its receipt of (a) notification of the proposed Leasing action and (b) all materials reasonably requested to permit Lender to review the proposed leasing action.
(3) Repairs. With respect to the disbursement of the proceeds of the Loan (the “Disbursement”), Borrower has advised Lender that, prior to the Disbursement, Borrower will be unable to complete the repair and/or satisfy the property condition objection matters set forth on Exhibit F attached hereto and incorporate herein by reference (such matters singularly and collectively referred to as the “Immediate Repair Items”). Lender has agreed to enter into the Loan and to make the Disbursement notwithstanding the existence of the Immediate Repair Items, based solely upon Borrower’s representation, warranty, covenant and agreement that the Immediate Repair Items shall be repaired, remediated or otherwise satisfied on or before ninety (90) days following the date of this Agreement. Accordingly, Borrower represents, warrants, covenants and agrees with Lender that the Immediate Repair Items shall be repaired, remediated or otherwise satisfied on or before ninety (90) days following the date of this Agreement and the failure to perform the same shall, in Lender’s sole discretion, constitute an Event of Default.
Loan Agreement — Exhibit B

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EXHIBIT C
PERSONAL PROPERTY AND INVENTORY
[The schedule of Personal Property and Inventory follows this cover page.]
Loan Agreement — Exhibit C

EXHIBIT D
RENT ROLL
[The Rent Roll follows this cover page.]
Loan Agreement — Exhibit D

EXHIBIT E
PPM FINANCE, INC. PROPERTY AND LIABILITY INSURANCE REQUIREMENTS
FOR JACKSON NATIONAL LIFE INSURANCE COMPANY revised July 2010
PPM Finance, Inc. (“PPM”) is an affiliate of and authorized agent for Jackson National Life Insurance Company (“Mortgagee” and/or “Lender”), and as such has established the following insurance requirements to be complied with during the lifetime of the loan.
REQUIREMENTS OF ALL POLICIES:
Insureds: The Borrower’s full name (per loan documents) must be either the Named Insured or Additional Insured on all policies. If a third party or tenant provides coverage, the Borrower must be endorsed as Additional Insured on all policies required herein. If a third party or tenant provides coverage, the Lender must be endorsed as Mortgagee and Loss Payee on all property policies required herein and Additional Insured on the general liability policy.
Additional Interests: Lender must be designated as Mortgagee and Loss Payee on building, business income, business personal property, and boiler and machinery/equipment breakdown coverage forms; and Additional Insured on the general liability policy. The Additional Interest and Certificate Holder wording should read:
Jackson National Life Insurance Company,
its successors, assigns, and/or affiliates
as their interests may appear (atima is acceptable)
c/o correspondent/servicer’s address.
Evidence of Insurance: Acceptable evidence of insurance can include any of the following at closing and renewal:

Property
•	A Copy of the Policy
•	Acord 28
•	Acord 27 Showing the following Coverages, Limits, Deductibles, and Forms:
•	Building
•	Rents
•	Equipment Breakdown/Boiler & Machinery
•	Ordinance and Law Coverage A
•	Agreed Amount/Waiver of Coinsurance
•	Replacement Cost Valuation
•	Special/All Risk Cause of Loss
•	Earthquake, Flood, and Wind (Waiver Required for < 100% Replacement Value) PPM does not recognize PML as a viable alternative to full replacement value for Wind
•	Terrorism
Loan Agreement — Exhibit E

•	Proprietary Carrier Forms identifying the prescribed Coverages, Limits, Deductibles, and Forms
•	If the policy is a first time issue, we will accept a Binder of Insurance that lists all required coverages, limits and deductibles, pending issue of the policy
•	If either the borrower or a tenant is permitted to “self insure”; a document acknowledging the intent to self insure must be received annually
Policy Copies or Endorsements: A Copy of the Policy for single entity properties must be received within 60 days of closing or renewal.
For multiple location polices with more than one lender; PPM will accept copies of the endorsements naming Jackson as Mortgagee and Loss Payee. The endorsements must be received within 60 days of closing or renewal.
Liability — Acceptable evidence of insurance can include any of the following at closing and renewal:
•	A Copy of the Policy
•	Acord 25 Showing the Coverages, Limits, Deductibles/SIR, and Forms
•	Proprietary Carrier forms referencing the required information
•	If either the borrower or a tenant is permitted to “self insure” a document acknowledging their intent to self insure must be received annually
•	A copy of the general liability endorsement naming Jackson as Additional Insured must be received within 60 days of closing or renewal
Both the Evidence of Property Insurance and Certificate of Liability must reference the Collateral Property Address(s) and Borrowing Entity.
Notice of Cancellation: All policies and certificates shall contain a provision requiring the insurance company to provide at least 30 days (10 days for non-payment of premium) written notice cancellation or changes to the policy to Lender c/o correspondent that affect the Lender’s interest in accordance with policy provisions or as required by law.
Evidence of Property Insurance wording stating cancellation notice “will be delivered in accordance with the policy provisions” will also be accepted as compliant.
Acceptable Carriers: All insurance carriers participating on all layers evidencing the required coverage must carry an AM Best Financial Strength Rating (FSR) of A- and a Financial Size Category (FSC) of IX during the entire life of the loan. Carriers not rated by AM Best must be approved on an individual basis. Carriers must be licensed to conduct business in the state where the property is located.
Risk Retention Groups (RRG’s) and Risk Purchasing Groups (RPG’s) will not be accepted unless approved in writing by PPM. All insured locations on the policy must have some common ownership to a single Borrower, Sponsor, or Parent.
Loan Agreement — Exhibit E

PROPERTY INSURANCE REQUIREMENTS:
Building and Personal Property / Business Income / Boiler & Machinery/Equipment Breakdown Coverage: Building and business personal property coverage must be written on an “All Risk” or “Special Causes of Loss” form (as defined by the insurance contracts) on a Replacement Cost valuation basis. Coverage is to include Wind and Hail and Ordinance or Law (Coverage A to be a minimum of 50% of the building amount for a single building property or 50% of the highest valued collateral building in multiple location properties). If the property has multiple buildings and is written on a Blanket Basis, the policy must not contain a Margin Clause; an Occurrence Limit of Liability Endorsement; or any other form wording designed to dilute or delete the benefit of Blanket Coverage.
Boiler and Machinery/Equipment Breakdown coverage is to include property damage, business income, extra expense and hazardous substance. If the Building and Boiler and Machinery/Equipment Breakdown coverages are provided by separate policies, a Joint Loss Agreement Endorsement should be obtained on each policy.
A Seismic Report is required on all properties located in Seismic Zone 3 or 4 as designated in the 1997 edition of the Uniform Building Code. Earthquake insurance is required on properties that exceed the tolerance levels established by the Jackson National Life Insurance Company Seismic Report Guidelines (usually > 20%).
The building and business personal property coverage limits must be for the full Replacement Cost of the property unless waived in writing by PPM. This requirement includes Wind, and when required, Flood. The policy must contain an Agreed Amount Endorsement or Waiver of Coinsurance Clause. Blanket policies should not contain a Margin Clause. The Agreed Amount Endorsement must identify the insured property by its street address and include Business Income.
Property in Flood Zones A and V and/or all zones in the 100 year flood zone plain as determined by FEMA must obtain flood coverage through the National Flood Insurance Program (NFIP). Excess Flood coverage will be required if the NFIP limits fall below full Replacement Cost of the building.
Business Income Coverage is required for the loss of gross rental income and other gross income for an amount not less than 12 months rental income or on an Actual Loss Sustained form of coverage. Coverage must provide a period of restoration of not less than 12 months. If the tenant insures the building under a triple net lease and the lease contains a Rent Abatement Clause, the Borrower must carry Business Income Coverage independently from any coverage the tenant may provide.
The Borrower may use multiple policies to satisfy the requirements stated above as long as each carrier used is rated A- IX or better by AM Best and the insurance program as a whole satisfies all the requirements herein. No gaps of coverage between policy layers are acceptable.
Loan Agreement — Exhibit E

Vacant Property: When a property is vacant for 60 consecutive days or more, PPM is to receive a Vacancy Permit (ISO form CP 04 05 or a form containing equivalent language) issued by the property insurance carriers on each location when the vacancy rate is greater than 69% of the total net rentable square footage.
If any buildings are constructed, added, or significantly altered by 10% or more of the property value and/or affect any part of the rents, a Builder’s Risk Insurance Policy is required on a completed value form in an amount equal to 100% of hard costs. There must be delayed income insurance covering not less than 12 months anticipated loss of gross income. All builder’s risk coverage terms and conditions are subject to PPM approval. Once the project has been completed, the property in its entirety must comply with all the PPM insurance requirements stated herein.
Acceptable maximum per occurrence Deductibles are the following:

Property	$25,000 per occurrence

Boiler & Machinery/Equipment Breakdown	$25,000 per occurrence

Business Income	72 hour (3 day) waiting period

Named Windstorm	% of insured value — Negotiable per Loan Basis

Earthquake	% of insured value — Negotiable per Loan Basis

Flood	$5,000 NFIP Policies; Excess Flood — % of insured value — Negotiable per Loan Basis
LIABILITY INSURANCE REQUIREMENTS:
General Liability: A General Liability Policy must be written on an Occurrence form. Contractual Liability covering “Insured Contracts” must be included. If the Borrower sells or serves liquor, the Certificate of Liability Insurance must evidence Dram Shop or Liquor Liability.
Loan Agreement — Exhibit E

Minimum Acceptable Primary limits:

Bodily Injury and Property Damage	$1,000,000 per occurrence
$2,000,000 in the aggregate
Personal and Advertising Injury	$1,000,000 per occurrence and in the aggregate
No deductible is acceptable on the General Liability policy.
Professional Liability: Healthcare Professional Liability with a minimum $1,000,000 per occurrence limit must be carried by all facilities providing “Assisted Living, Extended Stay, Rehabilitation, or Medical” services or treatments for their residents.
Owned/Non-Owned Automobile Liability: Coverage must be provided when Borrower has employees and or owned vehicles. Policy to extend to owned, hired, leased and non-owned vehicles to include, not by way of limitation, employee’s vehicles while on company business. Required limits:

Combined Single Limit:	$1,000,000 per occurrence and in the aggregate
or
Bodily Injury per person	$1,000,000 per occurrence and in the aggregate
Bodily Injury per accident	$1,000,000 per occurrence and in the aggregate
Property Damage	$1,000,000 per occurrence and in the aggregate
No deductible is acceptable on the owned/non-owned automobile liability policy.
Workers’ Compensation/Employers’ Liability: Coverage must be provided when Borrower has employees. Required limits:

Workers’ Compensation	Statutory limits (State where employees are located/hired)
Employers’ Liability	$500,000 each accident
$500,000 disease policy limit
$500,000 disease each employee
No deductible is acceptable on the employers’ liability policy.
Umbrella/Excess Liability: Properties not in the Hospitality or “Assisted Living” industries must provide Umbrella and/or Excess Liability coverage evidencing a limit of not less than $5,000,000 per occurrence and in the aggregate with a Self-Insured Retention (SIR) not greater than $10,000 over all required underlying liability policies. PPM reserves the right to require higher limits from properties where liquor is sold.
Properties in the Hospitality and “Assisted Living” industries must provide Umbrella and/or Excess Liability coverage evidencing a limit of not less than $10,000,000 per occurrence and in the aggregate with a Self-Insured Retention (SIR) not greater than $10,000 over all required underlying liability policies.
Loan Agreement — Exhibit E

Limits provided by the Umbrella/Excess Liability policies must be excess over all the policy extensions and the required underlying liability coverages and policies, including Liquor Liability.
Underground and/or Above Ground Fuel Storage Tanks: Properties that have fuel and/or oil storage tanks are required to carry an insurance policy covering damage to owned property as well as bodily injury and property damage to third parties caused by tank overflow and/or leakage or seepage. Coverage is to include, not by way of limitation, clean up costs. A minimum limit of $1,000,000 is required or limit as required by law which ever is greater.
Terrorism Coverage: PPM reserves the right to require Terrorism (TRIA) Coverage on any of the coverage listed above for properties with an exposure to loss from terrorist acts as determined by PPM criteria.
Mold, Fungus, and Lead Exposures: PPM reserves the right to require coverage for damage to owned property as well as bodily injury and property damage to third parties caused by mold and/or fungi and/or other environmental exposures where engineering and/or environmental reports would indicate an exposure.
The Borrower may use multiple policies to satisfy the Liability requirements stated above as long as each carrier used is rated A- IX or better by AM Best and the insurance program as a whole satisfies all the requirements herein. No gaps of coverage between policy layers are acceptable.
PPM reserves the right to modify any and all of the requirements above in accordance with standard practices in the lending industry as these standards may change from time to time.
Loan Agreement — Exhibit E

EXHIBIT F
(Immediate Repair Items)
(1) Within ninety (90) days days from the date hereto, Borrower shall repair the cracks in the stopping slab at the upper deck of parking garage with epoxy (estimated cost $5000.00), and anchor the boiler for the HVAC system (estimated cost $500.00).
(2) Within ninety (90) days from the date hereto, Borrower shall complete, or cause to be completed, the ADA work set forth on the attached Exhibit F-1.

EXHIBIT F-1
ADA WORK
(Follows this page)